Letter to accompany sticker in e-delivery USPS mailing to fund shareholders
[Invesco Distributor letterhead]

November 10, 2010

Dear Shareholder,

On June 1, Invesco completed its acquisition of Morgan Stanley’s retail asset management business, including Van Kampen Investments.

The combination of Invesco and Van Kampen/Morgan Stanley retail expanded the depth and breadth of investment capabilities we offer investors and significantly enhanced our U.S. market presence.  The Invesco and Van Kampen/Morgan Stanley retail investment capabilities were highly complementary, which enabled us to provide a more balanced product offering to investors.  As a result of the combination, Invesco gained investment talent for a number of investment strategies, including U.S. Value Equity, U.S. Small Cap Growth Equity, Tax-Free Municipals, Bank Loans and others.  With this enhanced expertise and a comprehensive range of diverse investment capabilities, we believe Invesco is better positioned than ever to meet the needs of investors across the globe.

As we have communicated publicly, we are reviewing the full Invesco product line and making decisions that will sharpen our offering to investors.  A key goal of this effort is to reduce overlap and enhance efficiency across the product line for the benefit of fund shareholders.

As the next step in the process of integrating the combined business, the Invesco Funds Board of Trustees has approved a realignment of our U.S. mutual fund product line, pending shareholder approval.  When completed, the proposed realignment will:

▪	Ensure a broad product lineup
▪	Distinguish and emphasize Invesco’s most compelling investment processes and strategies
▪	Reduce overlap in the product lineup to help lower costs
▪	Build a solid foundation for further growth to meet client and shareholder needs

As an investment-led organization, Invesco is dedicated to achieving strong, long-term investment performance on behalf of our shareholders and ensuring that our actions are guided by our “clients first” culture.  To achieve this, our approach for realigning the funds favors those funds whose investment teams will be managing the fund on a go-forward basis and which have in place the longest tenured track record that is most representative of the team’s investment process.

An important consideration in our realignment efforts was to ensure that fund expenses on the resulting mutual fund product line remain competitive and that we seek ways to continue managing overall expenses for the benefit of shareholders.  We are pleased to report that, through the realignment, most shareholders will experience a reduction in the total expense ratio for their funds and, in aggregate, shareholders will receive an estimated $78 million in benefits over the next two years through fee reductions, contractual expense limitations and certain one-time cost savings1.  In those limited instances where management fee expenses are estimated to increase, Invesco will cap expenses on the acquiring fund at the lowest total expense ratio cap of any approved fund in each proposed transaction.

You will find additional information regarding the proposed changes by visiting invesco.com/us. We anticipate the realignment process will take from 6-9 months to complete as each of the proposed transactions must receive the required regulatory and fund shareholder approvals.  Some important milestones in this process include:

▪	Fund proxy statement filings (targeting November/December 2010)
▪	Proxy statement mailing to fund shareholders (targeting January 2011)
▪	Fund shareholder meetings (targeting second quarter 2011)
▪	Realignment completed (targeting second quarter 2011)

We believe these changes will enhance our offering and better enable Invesco to deliver strong, consistent investment results to investors over the long term.  We will continue to communicate with you as we work to ensure a smooth transition for those funds impacted by these changes.  Should you have questions in the meantime, please call Invesco at 800-959-4246 or visit invesco.com/us.  We value our relationship with you and remain dedicated to helping investors achieve their financial objectives.

Sincerely,

Phil Taylor
Senior Managing Director
Head of North American Retail

1 Where to Find Additional Information
In connection with the proposed realignment, the acquiring funds will file a Proxy Statement/ Prospectus with the Securities and Exchange Commission (the “Commission”). All shareholders are advised to read the Proxy Statement/Prospectus in its entirety when it becomes available, because it will contain important information regarding the target funds, the acquiring funds, the realignment, the target fund board’s considerations in recommending the realignment, the persons soliciting proxies in connection with the realignment and the interest of these persons in the transactions and related matters. The Proxy Statement/Prospectus is expected to be mailed to target fund shareholders once the Proxy Statement/Prospectus is declared effective by the Commission.  Shareholders may obtain a free copy of the Proxy Statement/Prospectus when available and other documents filed by the acquiring funds with the Commission at the Commission’s web site at http://www.sec.gov.  In addition, copies of the Proxy Statement/Prospectus, once available, may be obtained, free of charge, by directing a request via mail or phone to Invesco, 11 Greenway Plaza, Suite 2500, Houston, TX 77046, 800-959-4246. In addition to the Proxy Statement/Prospectus, each target fund and acquiring fund file annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements, or other information filed by a target fund or acquiring fund at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  Filings made with the Commission by either the target fund or acquiring fund are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation
The acquiring funds, target funds and their respective trustees, officers and certain employees may be soliciting proxies from shareholders in favor of the realignment.  Information concerning persons who may be considered participants in the solicitation of the target fund’s shareholders under the rules of the Commission will be set forth in the Proxy Statement/Prospectus to be filed for the acquiring funds in November 2010.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing.  For a current prospectus containing this and other information, visit invesco.com/fundprospectus. Read the prospectus carefully before investing.

___________________________________________________________________________________________________________________________________
NOT FDIC INSURED    ¦    MAY LOSE VALUE      ¦     NO BANK GUARANTEE

Before investing, investors should carefully read the prospectus and/or summary prospectus and carefully consider the investment objectives, risks, charges and expenses. For this and more complete information about the fund(s), investors should ask their advisers for a prospectus/summary prospectus or visit invesco.com/fundprospectus.

Invesco Distributors, Inc.